UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2005

GEORGIA-PACIFIC CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Georgia	001-03506	93-0432081
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

133 Peachtree Street, N.E., Atlanta, Georgia	30303
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 652-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 20, 2005, NATC California LLC (“NATC”), a special purpose, bankruptcy remote, wholly owned indirect subsidiary of Georgia-Pacific Corporation (the “Company”), entered into a credit agreement (the “New LC Facility”) with lenders from time to time a party thereto and SunTrust Bank, N.A. (“SunTrust”), as administrative agent for the lenders and letter of credit issuing bank thereunder. The New LC Facility provides for the issuance by SunTrust, for the account of NATC, of a direct-pay standby letter of credit in the stated amount of $350 million (the “Letter of Credit”) to support the issuance of commercial paper up to the same amount issued by NATC under a new commercial paper program (the “New CP Program”).

The New CP Program and New LC Facility replace NATC’s existing commercial paper program and credit facility (the “Old LC Facility”) with JP Morgan Chase Bank (“Chase”). NATC commenced the issuance of commercial paper in October 2000 to monetize a promissory note in the principal amount of $397 million received from the purchasers of timberlands the Company previously owned in California (the “Purchase Note”). The Purchase Note is secured by a standby letter of credit in the face amount of $397 million issued by SunTrust under an agreement with the maker of the Purchase Note (the “Purchase Note LC”). Both the Purchase Note and the Purchase Note LC have been pledged by NATC to SunTrust as security for NATC’s obligations under the New LC Facility.

Under the New CP Program and the New LC Facility, JPMorgan Chase Bank, in its capacity as depositary and paying agent under the New CP Program, will draw down on the Letter of Credit and use the proceeds of such drawing to repay commercial paper at maturity. NATC will reimburse SunTrust under the New LC Facility for each drawing under the Letter of Credit on the date of such drawing out of the proceeds of newly issued commercial paper and interest payable on the Purchase Note. NATC will use the proceeds of the initial issuance of commercial paper under the New CP Program to repay its reimbursement obligations to Chase for payments made by it to holders of previously issued commercial paper of NATC under the Old LC Facility. If a “market disruption event” (as defined in the New LC Facility) occurs preventing the issuance of commercial paper, NATC’s reimbursement obligations in connection with the Letter of Credit will automatically convert to loans under the New LC Facility. Various interest rate options are available to NATC under the New LC Facility in connection with any such loans.

The Company has guaranteed the obligations of NATC under the New LC Facility.

The New LC Facility contains customary representations, warranties and covenants. The New LC Facility also contains customary events of default that would permit the lenders to accelerate the reimbursement obligations or loans if not cured within applicable grace periods, including, among others, the failure to make timely payments under the New LC Facility, the failure to satisfy covenants and specified events of bankruptcy or insolvency.

Unless terminated earlier in accordance with the terms of the New LC Facility, the Letter of Credit will expire, and all commitments of the lenders under the New LC Facility will terminate, on earlier to occur of the maturity date of the Purchase Note and October 20, 2010, and all amounts outstanding at such time will then become due and payable. The Purchase Note matures on December 15, 2009 provided that the maturity date of the Purchase Note will automatically and without further action be extended to December 15, 2014 unless NATC delivers, not less than 60 days prior to December 15, 2009, notice to the maker of the Purchase Note stating that NATC elects not to extend the maturity of the Purchase Note.

SunTrust has, and the other lenders who may become a party to the New LC Facility may have, various relationships with the Company that generally arose (or may arise) in the ordinary course of business involving the provision of financial services.

The description above is a summary and is qualified in its entirety by the New LC Facility, a copy of which is filed as an exhibit to this report and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above and referenced under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit 10.1	Credit Agreement, dated October 20, 2005, among NATC California LLC, as borrower, the several banks and other financial institutions and lenders from time to time a party thereto, and SunTrust Bank, as administrative agent and letter of credit issuing bank thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 25, 2005

GEORGIA-PACIFIC CORPORATION

By:	/s/ WILLIAM C. SMITH III
Name:	William C. Smith III
Title:	Secretary

EXHIBIT INDEX

10.1	Credit Agreement, dated October 20, 2005, among NATC California LLC, as borrower, the several banks and other financial institutions and lenders from time to time a party thereto, and SunTrust Bank, as administrative agent and letter of credit issuing bank thereunder.